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Media Contact:    Libby Hutchinson
                  1-800-228-9268
                  (206) 461-2484

Investor Contact: Ruthanne King                                 Oct. 1, 1999
                  (206) 461-6421                       FOR IMMEDIATE RELEASE


     WASHINGTON MUTUAL COMPLETES MERGER WITH LONG BEACH FINANCIAL CORP. SEATTLE -- Washington Mutual, Inc. (NYSE: WM) today announced that the company has completed its merger with Orange, Calif.-based Long Beach Financial Corp., parent of Long Beach Mortgage Co. In connection with the merger completion, Long Beach Financial Corp. was delisted by the NASDAQ on Oct.1, 1999.
     "We're pleased to welcome Long Beach Mortgage into the Washington
Mutual family of companies," said Craig Tall, vice chairman of Corporate Development, Commercial Banking and Consumer Finance. "With the addition of Long Beach's expertise in specialty finance, we can now offer the broadest range of mortgage and other lending products to nearly any creditworthy individual seeking a loan."
     The merger agreement requires that no more than 48 percent of the total merger consideration be paid in cash. Out of 22,616,868 total Long Beach shares outstanding, 16,777,911 shares elected a cash preference. Consequently, each share elected for cash will receive a pro rata distribution of cash determined using a factor of .647 (22,616,868 x 48% = 10,856,097 / 16,777,911 = .647). Each shareholder expressing a preference for cash will receive $10.03 (.647 x $15.50) in cash per share and the remaining $5.47 in WM Common Stock.
     The exchange ratio for shares for which there was no cash election is .5389 shares of WM Common Stock for each share of Long Beach Financial Corp.
Common Stock.
     Long Beach Mortgage Co. originates, purchases, sells and services subprime residential home mortgage loans. These loans are generated through the company's relationships with a nationwide network of mortgage brokers in 68 offices. Long Beach Mortgage will retain its name and operate as a wholly owned subsidiary of Washington Mutual, Inc. At June 30, 1999, Long Beach had $346.4 million in assets.
     With a history dating back to 1889, Washington Mutual is a financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At June 30, 1999, Washington Mutual and its subsidiaries had consolidated assets of $175.04 billion. The company operates more than 1,800 offices throughout the nation.


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Editor's Note: Washington Mutual's press releases are available at no charge through the company's News On Demand Plus System. For a menu of Washington Mutual press releases or to retrieve a specific release, call 1-800-329-6236. On the Internet, press releases may be accessed at http://www.businesswire.com/cnn/wm.htm